Exhibit 5.1

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www.ckrlaw.com

February 13, 2015

To the Board of Directors

Protea Biosciences Group, Inc.

955 Hartman Run Road

Morgantown, West Virginia 26505

Re:	Protea Biosciences Group, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Protea Biosciences Group, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), of up to 40,652,694 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (a) 27,101,796 outstanding shares of Common Stock and (b) 13,550,898 shares of Common Stock issuable upon exercise of Common Stock purchase warrants.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and corporate actions of the Company that provided for the issuances of the Shares.  We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that:

1.	the 27,101,796 Shares outstanding have been validly issued and are fully paid and non-assessable; and

2.	the 13,550,898 Shares issuable upon exercise of Common Stock purchase warrants will, when duly issued upon exercise of said Common Stock purchase warrants against payment therefor as provided therein, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ CKR Law LLP
CKR Law LLP

1330 Avenue of the Americas | New York, New York 10019

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